UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 21, 2015

Independent Bank Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400

McKinney, TX 75069-3257

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In connection with the acquisition of BOH Holdings, Inc. (“BOH Holdings”) on April 15, 2014, Independent Bank Group, Inc. (the “Company”), among other things, acquired all assets and assumed all liabilities of BOH Holdings. BOH Holdings participated in the United States Department of the Treasury’s (the “Treasury”) Small Business Lending Fund (“SBLF”) program. The Treasury’s lending program encourages qualified community banks to partner with small businesses and entrepreneurs to create jobs and promote economic development in local communities. As a result of continued participation in the program, the Company issued 23,938.35 shares of its Senior Non-Cumulative Perpetual SBLF Preferred Stock, Series A (the “Series A Preferred Stock”) at $1,000 par value to the Treasury in exchange for the 23,938.35 shares of BOH Holdings Series C SBLF Preferred Stock that the Treasury previously held.

The SBLF Preferred Stock qualifies as Tier 1 capital. The holders of SBLF Preferred Stock are entitled to receive noncumulative dividends, payable quarterly. The dividend rate was determined based on the level of Qualified Small Business Lending at BOH Holdings and was set at 1.00% at time of acquisition. The Company qualified for the 1.00% rate continuing through January 14, 2016, at which time the dividend rate will increase to 9.00%.

On December 21, 2015, the Company received confirmation that the Treasury and the Board of Governors of the Federal Reserve System have approved, and all steps have been completed for, the Company’s redemption of all 23,938.35 outstanding shares of its Series A Preferred Stock held by the Treasury.

The Company expects to consummate the redemption of its Series A Preferred Stock on January 14, 2016, for a total redemption price of $23,946,994.40.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2015

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman of the Board and Chief Executive Officer